Exhibit 23.3

September 24, 2025

To:	PressLogic Inc.
26/F, Chinachem Leighton Plaza
29 Leighton Road, Causeway Bay
Hong Kong

Dear Sirs or Madams,

We hereby consent to the reference of our name under the sections of the Registration Statement of the Company on Form F-1 relating to the initial public offering of the Class A ordinary shares of the Company, including all amendments or supplements thereto (the “Registration Statement”) entitled “Prospectus Summary” and “Risk Factors”. We also consent to the filing of this consent letter with the United States Securities Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of the person whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.

Yours Sincerely,

Fieldfisher

/s/ Fieldfisher
Fieldfisher